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                           AS FILED WITH THE SECURITIES AND
                      EXCHANGE COMMISSION ON DECEMBER 29, 1998
                                      FORM N-8A

                          Securities and Exchange Commission
                                Washington, D.C. 20549

                                      Form N-8A

                             NOTIFICATION OF REGISTRATION
                        FILED PURSUANT TO SECTION 8(a) OF THE
                            INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:
________________________________________________________________

Name:  The Catholic Alliance Funds, Inc.

Address of Principal Business Office (No. & Street, City, State, Zip Code):

          1100 West Wells Street
          Milwaukee, Wisconsin 53233

Telephone Number (including area code): (414) 273-6266

Name and address of agent for service of process:

          Theodore F. Zimmer, Esq.
          The Catholic Alliance Funds, Inc.
          1100 West Wells Street
          Milwaukee, Wisconsin 53233

Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form
     N-8A: YES   X    NO
                ---      ---
_______________________________________________________________

                                      SIGNATURES

     Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Milwaukee and State of Wisconsin on the 23rd day of December, 1998

     [SEAL]                   Signature The Catholic Alliance
                                        ---------------------
                                                  Funds, Inc.
                                                  -----------
                                                  (Name of Registrant)

                                   By /s/ Allan G. Lorge
                                      ------------------------
                                      Allan G. Lorge, Director
     Attest: /s/ Theodore F. Zimmer
             ------------------------
               Theodore F. Zimmer
               Director